Exhibit 99.1

                    [US INDUSTRIAL SERVICES, INC. LETTERHEAD]

PRESS RELEASE
For Immediate Release


Monday August 17, 1998


            USIS Announces Conversion of Debt, Executive Appointments

DALLAS-August 17, 1998-U.S. Industrial Services, Inc. (OTC:USIS) announced that certain holders of its debt have converted $18.9 million of debt into 6,295,858 shares of its Common Stock. The debt was in the form of Convertible Notes, originally held by American Eco Corporation, $17.9 million of which were purchased by USIS Acquisition, LLC on July 24, 1998 and converted into 5,295,858 shares of Common Stock on July 27, 1998. American Eco retained $1.0 million of the Notes and converted them into 1,000,000 shares of Common Stock on July 14, 1998.

In conjunction with the debt conversion above, USIS announced the appointment of Albert V. Furman III as Chairman of the Board & Chief Executive Officer, and C. Thomas Mulligan as Chief Financial Officer and General Counsel. Mr. Furman and Mr. Mulligan will be replacing Frank J. Fradella and J. Drennan Lowell, respectively. Mr. Fradella has resigned in order to assume his new responsibilities as President and Director of American Eco Corporation, while Mr. Lowell has resigned to pursue other business opportunities.

     Albert V. Furman III, Chairman of the Board & Chief Executive Officer, is currently the Manager of USIS Acquisition, LLC, and the Director and Chairman of the Investment Committee of Texas Heritage Bancorp, based in Round Rock, Texas. In addition, Mr. Furman is President of Georgetown Golf Company, a real estate development organization based in Georgetown, Texas. He was a member of the Chicago Mercantile Exchange from 1973-1989 and received a Bachelor of Science from Harvard University.

     Michael J. Chakos continues to serve as the Company's Chief Operating Officer, President and Director he has held since May 1998. Prior to May 1998, Mr. Chakos served as Chief Financial Officer of J.L. Manta, Inc. since 1993 , and Vice President since November 1992. From February 1992 to March 1993 he was regional controller for the Brand Companies and prior to 1992 was Chief Financial Officer of Hydro Services, Inc. He received a Bachelor of Arts degree from Illinois Wesleyn and an MBA from Layola University.

     C. Thomas Mulligan, Chief Financial Officer and General Counsel, joins USIS from the law firm of Dehay & Elliston L.L.P., where he specialized in environmental litigation. He received a Juris Doctor degree from the Southern Methodist University School of Law, a degree in International Relations specializing in international economics from Southwest Texas State University, as well as a degree from the University de Pau, France.

USIS provides specialized maintenance services for clients in the industrial, low-level nuclear and environmental sectors. The company offers a full range of services to its clients located throughout the United States.

Contact:

C. Thomas Mulligan, USIS
(214) 891-9698

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